Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com
Boeing Reports Third-Quarter Results; Raises Cash Flow and EPS Guidance

▪	Revenue of $24.3 billion, including a record 202 commercial aircraft deliveries

▪	GAAP EPS of $3.06 and core EPS (non-GAAP)* of $2.72 on solid execution

▪	Strong operating cash flow of $3.4 billion; repurchased 11 million shares for $2.5 billion

▪	Backlog remains robust at $474 billion, including nearly 5,700 aircraft in commercial airplane orders

▪	Cash flow and EPS guidance raised; segment guidance updated

Table 1. Summary Financial Results	Third Quarter				Nine Months
(Dollars in Millions, except per share data)	2017	2016	Change		2017	2016	Change

Revenues	$24,309	$23,898	2%		$68,024	$71,285	(5)%

GAAP
Earnings From Operations	$2,689	$2,282	18%		$7,248	$3,651	99%
Operating Margin	11.1%	9.5%	1.6	Pts	10.7%	5.1%	5.6	Pts
Net Earnings	$1,853	$2,279	(19)%		$5,065	$3,264	55%
Earnings Per Share	$3.06	$3.60	(15)%		$8.27	$5.04	64%
Operating Cash Flow	$3,396	$3,202	6%		$10,440	$7,667	36%
Non-GAAP*
Core Operating Earnings	$2,373	$2,194	8%		$6,294	$3,400	85%
Core Operating Margin	9.8%	9.2%	0.6	Pts	9.3%	4.8%	4.5	Pts
Core Earnings Per Share	$2.72	$3.51	(23)%		$7.26	$4.79	52%
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”
CHICAGO, October 25, 2017 – The Boeing Company [NYSE: BA] reported third-quarter revenue of $24.3 billion with GAAP earnings per share of $3.06 and core earnings per share (non-GAAP)* of $2.72 reflecting strong deliveries, services and delivery mix, and overall solid execution (Table 1).
The company's cash flow guidance is increased to $12.5 billion from $12.25 billion, driven by improved performance. Full year EPS guidance is increased to between $11.20 and $11.40 from $11.10 and $11.30 and core earnings per share (non-GAAP)* guidance is increased to between $9.90 and $10.10 from $9.80 and $10.00 driven by a lower-than-expected tax rate. Full year segment guidance is updated, reflecting the realignment of the company's services businesses into Boeing Global Services (BGS).
“Our teams across all three business segments are driving execution with a focus on both productivity and growth, which has enabled Boeing to deliver solid third quarter financial results, grow cash flow, and raise our 2017 outlook,” said Chairman, President and Chief Executive Officer Dennis Muilenburg.

“In the third quarter we successfully launched our newest business segment, Boeing Global Services, leveraging our unique One Boeing advantages to offer complete lifecycle support across the commercial, defense and space sectors. We achieved a number of key milestones in the quarter with the delivery of a record 202 commercial airplanes, including 24 737 MAXs as we continue the smooth introduction of that airplane. On the defense side, we booked $6 billion in new orders, including an initial contract award for the Ground Based Strategic Deterrent program and an award from the U.S. Navy for 14 F/A-18 Super Hornet aircraft."
“We remain focused on accelerating productivity, quality and safety improvements across the company, executing on our future development programs, and capturing new business to ensure our continued growth.”

Table 2. Cash Flow	Third Quarter		Nine Months
(Millions)	2017	2016	2017	2016
Operating Cash Flow	$3,396	$3,202	$10,440	$7,667
Less Additions to Property, Plant & Equipment	($399)	($595)	($1,304)	($2,014)
Free Cash Flow*	$2,997	$2,607	$9,136	$5,653
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”
Operating cash flow in the quarter of $3.4 billion was driven by solid operating performance and favorable timing of receipts and expenditures (Table 2). During the quarter, the company repurchased 11 million shares for $2.5 billion, leaving $6.5 billion remaining under the current repurchase authorization. The company also paid $0.9 billion in dividends in the quarter, reflecting a 30 percent increase in dividends per share compared to the same period of the prior year.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q3 17	Q2 17
Cash	$8.6	$8.7
Marketable Securities[1]	$1.4	$1.6
Total	$10.0	$10.3
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$7.8	$7.8
Boeing Capital, including intercompany loans	$3.0	$3.0
Total Consolidated Debt	$10.8	$10.8
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $10.0 billion, down slightly from $10.3 billion at the beginning of the quarter (Table 3). Debt was $10.8 billion, unchanged from the beginning of the quarter.
Total company backlog at quarter-end was $474 billion, down from $482 billion at the beginning of the quarter, and included net orders for the quarter of $16 billion.

Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Third Quarter				Nine Months
(Dollars in Millions)	2017	2016	Change		2017	2016	Change

Commercial Airplanes Deliveries	202	188	7%		554	563	(2)%

Revenues[1]	$14,982	$15,200	(1)%		$41,263	$43,630	(5)%
Earnings from Operations[1]	$1,483	$1,293	15%		$3,648	$804	354%
Operating Margin[1]	9.9%	8.5%	1.4	Pts	8.8%	1.8%	7.0	Pts
1 Prior year results have been adjusted to reflect the realignment of the services business
Commercial Airplanes third-quarter revenue was $15.0 billion on planned production rates and delivery mix (Table 4). Third-quarter operating margin increased to 9.9 percent, reflecting higher 787 margins and strong operating performance on production programs, partially offset by additional cost growth of $256 million on the KC-46 Tanker program due to incorporating changes into initial production aircraft as we progress through late-stage testing and the certification process.
During the quarter, Commercial Airplanes delivered a record 202 airplanes, including 24 737 MAX 8 airplanes. The production rate increased to 47 per month on the 737 program, and we confirmed plans to increase the 787 production rate to 14 per month in 2019. Development on 777X is on track as production began on the first complete wing for structural test.
Commercial Airplanes booked 117 net orders during the quarter. Backlog remains robust with nearly 5,700 airplanes valued at $412 billion.
Defense, Space & Security

Table 5. Defense, Space & Security	Third Quarter				Nine Months
(Dollars in Millions)	2017	2016	Change		2017	2016	Change

Revenues[1]	$5,470	$5,751	(5)%		$15,520	$17,281	(10)%
Earnings from Operations[1]	$559	$564	(1)%		$1,670	$1,443	16%
Operating Margin[1]	10.2%	9.8%	0.4	Pts	10.8%	8.4%	2.4	Pts
1 Prior year results have been adjusted to reflect the realignment of the services business
Defense, Space & Security (BDS) third-quarter revenue was $5.5 billion on lower planned deliveries and mix (Table 5). Third-quarter operating margin increased to 10.2 percent, reflecting solid performance and mix, partially offset by KC-46 Tanker cost growth of $73 million.
During the quarter, BDS was awarded contracts from the U.S. Air Force for design of the new Ground-Based Strategic Deterrent defense system and preliminary design of the next presidential aircraft. The U.S. Navy awarded BDS a contract for 14 F/A-18 Super Hornets during the third quarter. Additionally, BDS was selected to design and build seven medium earth orbit satellites for SES.
Backlog at Defense, Space & Security was $46 billion, of which 35 percent represents orders from international customers.

Global Services

Table 6. Global Services	Third Quarter			Nine Months
(Dollars in Millions)	2017	2016	Change	2017	2016	Change

Revenues	$3,568	$3,506	2%	$10,638	$10,508	1%
Earnings from Operations	$506	$524	(3)%	$1,639	$1,609	2%
Operating Margin	14.2%	14.9%	(0.7) Pts	15.4%	15.3%	0.1	Pts
Global Services third-quarter revenue increased to $3.6 billion, primarily driven by higher commercial parts revenue, partially offset by timing of government services (Table 6). Third-quarter operating margin was 14.2 percent reflecting product and services mix.
During the quarter, Global Services was awarded a contract from the Defense Logistics Agency to supply F/A-18 E/F spare parts, and a contract from the Italian Air Force to provide performance-based logistics services to support the KC-767A tanker aircraft. More than 40 commercial airline customers signed up for our digital navigation applications in the quarter. Additionally, Global Services continues to capture new commercial and government customers through expanded offerings, including those powered by Boeing AnalytX.
Additional Financial Information

Table 7. Additional Financial Information	Third Quarter		Nine Months
(Dollars in Millions)	2017	2016	2017	2016
Revenues
Boeing Capital	$70	$63	$234	$211
Unallocated items, eliminations and other	$219	($622)	$369	($345)
Earnings from Operations
Boeing Capital	$23	$13	$87	$36
Unallocated pension/postretirement	$316	$88	$954	$251
Other unallocated items and eliminations	($198)	($200)	($750)	($492)
Other income, net	$45	$2	$94	$41
Interest and debt expense	($87)	($81)	($267)	($227)
Effective tax rate	30.0%	(3.4)%	28.4%	5.8%
At quarter-end, Boeing Capital's net portfolio balance was $3.4 billion. Total pension expense for the third quarter was $100 million, down from $453 million in the same period of the prior year. Revenue increased in other unallocated items and eliminations primarily due to timing of eliminations of intercompany aircraft deliveries, including those accounted for under operating lease. Other unallocated items and eliminations earnings decreased primarily due to timing of eliminations of intercompany aircraft deliveries, offset by higher deferred compensation. The effective tax rate for the third quarter increased to 30.0 percent primarily due to discrete tax benefits recorded in the prior year.

Outlook
The company’s 2017 guidance is updated below (Table 8).

Table 8. 2017 Financial Outlook	Current	Prior
(Dollars in Billions, except per share data)	Guidance	Guidance

The Boeing Company
Revenue	$90.5 - 92.5	$90.5 - 92.5

GAAP Earnings Per Share	$11.20 - 11.40	$11.10 - 11.30
Core Earnings Per Share*	$9.90 - 10.10	$9.80 - 10.00

Operating Cash Flow	~$12.5	~$12.25

Commercial Airplanes
Deliveries	760 - 765	760 - 765
Revenue	$55.5 - 56.5	N/A
Operating Margin	9.0% - 9.5	N/A

Defense, Space & Security
Revenue	$20.5 - 21.5	N/A
Operating Margin	>10.5%	N/A

Global Services
Revenue	$14.0 - 14.5	N/A
Operating Margin	15.0% - 15.5	N/A

Boeing Capital
Portfolio Size	Stable	Stable
Revenue	~$0.3	~$0.3
Pre-Tax Earnings	~$0.08	~$0.08

Research & Development	~ $3.4	~ $3.6
Capital Expenditures	~ $2.0	~ $2.0
Pension Expense [1]	~ $0.6	~ $0.6
Effective Tax Rate	~ 28.5%	~ 29.0%
1 Approximately ($1.0) billion is expected to be recorded in unallocated items and eliminations
*    Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under Generally Accepted Accounting Principles in the United States of America (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Core operating earnings is defined as GAAP earnings from operations excluding unallocated pension and other postretirement benefit expense. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of unallocated pension and other postretirement benefit expense. Unallocated pension and other postretirement benefit expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. Pension costs, comprising service and prior service costs computed in accordance with GAAP are allocated to Commercial Airplanes and BGS businesses supporting commercial customers. Pension costs allocated to BDS and BGS businesses supporting government customers are computed in accordance with U.S. Government Cost Accounting Standards (CAS), which employ different actuarial assumptions and accounting conventions than GAAP. CAS costs are allocable to government contracts. Other postretirement benefit costs are allocated to all business segments based on CAS, which is generally based on benefits paid. Management uses core operating earnings, core operating margin and core earnings/per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on page 14.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow without capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions generally identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing budget and appropriation levels and acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks, epidemics, sanctions or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Maurita Sutedja or Ben Hackman (312) 544-2140
Communications:	Allison Bone (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions, except per share data)	2017	2016	2017	2016
Sales of products	$60,484	$63,563	$21,825	$21,494
Sales of services	7,540	7,722	2,484	2,404
Total revenues	68,024	71,285	24,309	23,898

Cost of products	(49,856)	(55,117)	(18,050)	(17,907)
Cost of services	(5,730)	(6,163)	(1,910)	(1,983)
Boeing Capital interest expense	(53)	(46)	(27)	(14)
Total costs and expenses	(55,639)	(61,326)	(19,987)	(19,904)
	12,385	9,959	4,322	3,994
Income from operating investments, net	169	220	49	69
General and administrative expense	(2,888)	(2,617)	(915)	(923)
Research and development expense, net	(2,418)	(3,901)	(767)	(857)
Loss on dispositions, net		(10)		(1)
Earnings from operations	7,248	3,651	2,689	2,282
Other income, net	94	41	45	2
Interest and debt expense	(267)	(227)	(87)	(81)
Earnings before income taxes	7,075	3,465	2,647	2,203
Income tax (expense)/benefit	(2,010)	(201)	(794)	76
Net earnings	$5,065	$3,264	$1,853	$2,279

Basic earnings per share	$8.37	$5.09	$3.10	$3.64

Diluted earnings per share	$8.27	$5.04	$3.06	$3.60

Cash dividends paid per share	$4.26	$3.27	$1.42	$1.09

Weighted average diluted shares (millions)	612.8	647.9	606.3	632.7

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	September 30 2017	December 31 2016
Assets
Cash and cash equivalents	$8,569	$8,801
Short-term and other investments	1,463	1,228
Accounts receivable, net	10,644	8,832
Current portion of customer financing, net	435	428
Inventories, net of advances and progress billings	43,031	43,199
Total current assets	64,142	62,488
Customer financing, net	3,039	3,773
Property, plant and equipment, net of accumulated depreciation of $17,401 and $16,883	12,712	12,807
Goodwill	5,344	5,324
Acquired intangible assets, net	2,523	2,540
Deferred income taxes	298	332
Investments	1,270	1,317
Other assets, net of accumulated amortization of $509 and $497	1,679	1,416
Total assets	$91,007	$89,997
Liabilities and equity
Accounts payable	$12,718	$11,190
Accrued liabilities	14,008	14,691
Advances and billings in excess of related costs	26,695	23,869
Short-term debt and current portion of long-term debt	988	384
Total current liabilities	54,409	50,134
Deferred income taxes	2,884	1,338
Accrued retiree health care	5,826	5,916
Accrued pension plan liability, net	15,514	19,943
Other long-term liabilities	1,449	2,221
Long-term debt	9,780	9,568
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	6,754	4,762
Treasury stock, at cost - 414,910,219 and 395,109,568 shares	(41,745)	(36,097)
Retained earnings	44,052	40,714
Accumulated other comprehensive loss	(13,036)	(13,623)
Total shareholders’ equity	1,086	817
Noncontrolling interests	59	60
Total equity	1,145	877
Total liabilities and equity	$91,007	$89,997

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30
(Dollars in millions)	2017	2016
Cash flows – operating activities:
Net earnings	$5,065	$3,264
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	151	144
Depreciation and amortization	1,487	1,364
Investment/asset impairment charges, net	75	61
Customer financing valuation expense/(benefit)	4	(5)
Loss on dispositions, net		10
Other charges and credits, net	190	219
Changes in assets and liabilities –
Accounts receivable	(1,983)	(517)
Inventories, net of advances and progress billings	254	4,334
Accounts payable	778	1,366
Accrued liabilities	112	82
Advances and billings in excess of related costs	2,828	(1,717)
Income taxes receivable, payable and deferred	1,465	(725)
Other long-term liabilities	25	(67)
Pension and other postretirement plans	(550)	144
Customer financing, net	635	(195)
Other	(96)	(95)
Net cash provided by operating activities	10,440	7,667
Cash flows – investing activities:
Property, plant and equipment additions	(1,304)	(2,014)
Property, plant and equipment reductions	30	14
Contributions to investments	(2,847)	(928)
Proceeds from investments	2,612	956
Purchase of distribution rights	(131)
Other	4	8
Net cash used by investing activities	(1,636)	(1,964)
Cash flows – financing activities:
New borrowings	876	1,323
Debt repayments	(83)	(836)
Repayments of distribution rights and other asset financing		(24)
Stock options exercised	291	192
Employee taxes on certain share-based payment arrangements	(118)	(83)
Common shares repurchased	(7,500)	(6,501)
Dividends paid	(2,575)	(2,084)
Net cash used by financing activities	(9,109)	(8,013)
Effect of exchange rate changes on cash and cash equivalents	73	(6)
Net decrease in cash and cash equivalents	(232)	(2,316)
Cash and cash equivalents at beginning of year	8,801	11,302
Cash and cash equivalents at end of period	$8,569	$8,986

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions)	2017	2016	2017	2016
Revenues:
Commercial Airplanes	$41,263	$43,630	$14,982	$15,200
Defense, Space & Security	15,520	17,281	5,470	5,751
Global Services	10,638	10,508	3,568	3,506
Boeing Capital	234	211	70	63
Unallocated items, eliminations and other	369	(345)	219	(622)
Total revenues	$68,024	$71,285	$24,309	$23,898
Earnings from operations:
Commercial Airplanes	$3,648	$804	$1,483	$1,293
Defense, Space & Security	1,670	1,443	559	564
Global Services	1,639	1,609	506	524
Boeing Capital	87	36	23	13
Segment operating profit	7,044	3,892	2,571	2,394
Unallocated items, eliminations and other	204	(241)	118	(112)
Earnings from operations	7,248	3,651	2,689	2,282
Other income, net	94	41	45	2
Interest and debt expense	(267)	(227)	(87)	(81)
Earnings before income taxes	7,075	3,465	2,647	2,203
Income tax (expense)/benefit	(2,010)	(201)	(794)	76
Net earnings	$5,065	$3,264	$1,853	$2,279

Research and development expense, net:
Commercial Airplanes	$1,755	$3,152	$538	$633
Defense, Space & Security	599	666	207	201
Global Services	101	126	38	41
Other	(37)	(43)	(16)	(18)
Total research and development expense, net	$2,418	$3,901	$767	$857

Unallocated items, eliminations and other
Share-based plans	($67)	($50)	($21)	($9)
Deferred compensation	(174)	(38)	(78)	(33)
Amortization of previously capitalized interest	(72)	(71)	(21)	(23)
Eliminations and other unallocated items	(437)	(333)	(78)	(135)
Sub-total (included in core operating earnings)	(750)	(492)	(198)	(200)
Pension	808	129	275	50
Postretirement	146	122	41	38
Total unallocated items, eliminations and other	$204	($241)	$118	($112)

The Boeing Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Summary of Business Segment Data
(Unaudited)
Effective July 1, 2017, we now operate in four principal segments: Commercial Airplanes; Defense, Space & Security, Global Services and Boeing Capital. The prior period amounts have been reclassified to conform to the current period's presentation as set forth below.

	Three months ended
(Dollars in millions)	06/30/17	03/31/17	12/31/16	09/30/16	06/30/16	03/31/16
Revenues:
Commercial Airplanes	$13,817	$12,464	$14,382	$15,200	$15,643	$12,787
Defense, Space & Security	5,198	4,852	5,282	5,751	5,394	6,136
Global Services	3,564	3,506	3,417	3,506	3,581	3,421
Boeing Capital	72	92	87	63	84	64
Unallocated items, eliminations and other	88	62	118	(622)	53	224
Total revenues	$22,739	$20,976	$23,286	$23,898	$24,755	$22,632
Earnings from operations:
Commercial Airplanes	$1,274	$891	$1,191	$1,293	($1,281)	$792
Defense, Space & Security	619	492	523	564	362	517
Global Services	564	569	568	524	539	546
Boeing Capital	25	39	23	13	18	5
Segment operating profit/(loss)	2,482	1,991	2,305	2,394	(362)	1,860
Unallocated items, eliminations and other	53	33	(122)	(112)	(57)	(72)
Earnings/(loss) from operations	2,535	2,024	2,183	2,282	(419)	1,788
Other income/(loss), net	27	22	(1)	2	13	26
Interest and debt expense	(93)	(87)	(79)	(81)	(73)	(73)
Earnings/(loss) before income taxes	2,469	1,959	2,103	2,203	(479)	1,741
Income tax (expense)/benefit	(708)	(508)	(472)	76	245	(522)
Net earnings/(loss)	$1,761	$1,451	$1,631	$2,279	($234)	$1,219

Research and development expense, net:
Commercial Airplanes	$592	$625	$554	$633	$1,860	$659
Defense, Space & Security	196	196	149	201	233	232
Global Services	35	28	27	41	47	38
Other	(10)	(11)	(4)	(18)	(13)	(12)
Total research and development expense, net	$813	$838	$726	$857	$2,127	$917

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Nine months ended September 30				Three months ended September 30
Commercial Airplanes	2017		2016		2017	2016
737	381		368		145	120
747	8	(1)	8	(3)	4	5	(3)
767	7		10		2	5
777	58		73		16	22
787	100		104		35	36
Total	554		563		202	188
Note: Deliveries under operating lease are identified by parentheses.

Defense, Space & Security
AH-64 Apache (New)	8		25		3	10
AH-64 Apache (Remanufactured)	43		27		15	9
C-17 Globemaster III			4
CH-47 Chinook (New)	6		17		2	7
CH-47 Chinook (Renewed)	28		23		9	7
F-15 Models	11		11		4	4
F/A-18 Models	18		20		6	6
P-8 Models	14		13		5	4
Commercial and Civil Satellites	3		3			2
Military Satellites			2			1

Total backlog (Dollars in millions)	September 30 2017	December 31 2016
Commercial Airplanes	$412,185	$413,036
Defense, Space & Security	45,852	44,825
Global Services	16,251	15,631
Total backlog	$474,288	$473,492

Contractual backlog	$459,871	$458,277
Unobligated backlog	$14,417	$15,215
Total backlog	$474,288	$473,492
Workforce	142,300	150,500

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin, and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin, and diluted earnings per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

(Dollars in millions, except per share data)	Third Quarter		Nine Months		Guidance
	2017	2016	2017	2016	2017
Revenues	$24,309	$23,898	$68,024	$71,285

GAAP Earnings From Operations	$2,689	$2,282	$7,248	$3,651

Unallocated Pension Income	($275)	($50)	($808)	($129)
Unallocated Other Postretirement Benefit Income	($41)	($38)	($146)	($122)
Unallocated Pension and Other Postretirement Benefit Income	($316)	($88)	($954)	($251)	~($1,220)
Core Operating Earnings (non-GAAP)	$2,373	$2,194	$6,294	$3,400

GAAP Diluted Earnings Per Share	$3.06	$3.60	$8.27	$5.04	$11.20 - 11.40
Unallocated Pension Income	($0.45)	($0.08)	($1.31)	($0.20)
Unallocated Postretirement Benefit Income	($0.07)	($0.06)	($0.24)	($0.19)	($1.30)
Provision for deferred income taxes on adjustments (1)	$0.18	$0.05	$0.54	$0.14
Core Earnings Per Share (non-GAAP)	$2.72	$3.51	$7.26	$4.79	$9.90 - 10.10

Weighted Average Diluted Shares (millions)	606.3	632.7	612.8	647.9	~ 610

(1) The income tax impact is calculated using the tax rate in effect for the non-GAAP adjustments.